Exhibit 99.2


                    NOTE CONVERSION AGREEMENT

     AGREEMENT made as of the 24th day of October, 2005, by and among Diasense, Inc., a Pennsylvania corporation ("Diasense") and Dominion Assets, LLC ("Dominion").

                      W I T N E S S E T H:

     WHEREAS,  Diasense has issued a promissory note dated  April
8, 2004 in the aggregate principal amount of $1,954,936.00 in favor of BICO, Inc. (the "Note");

     WHEREAS, the Note was assigned to Dominion pursuant to that certain Assignment of Note, dated July 23, 2004 between BICO,
Inc. and Dominion;

     WHEREAS, Diasense granted Dominion a security interest in all of Diasense's assets pursuant to that certain Amendment
Number 1 to Demand Note, dated September 28, 2004;

     WHEREAS, the current outstanding balance of the Note, including interest through October 1, 2005, is $2,118,606.19; and

     WHEREAS,  the  parties  hereto  seek  to  provide  for   the
conversion  of  the Note into the common stock of Diasense,  $.01 par value (the "Common Stock").

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

     1. If Diasense raises a minimum of $3,000,000 in gross proceeds from the private offering and sale of its equity securities on or before March 31, 2006, at a price per share of at least $.10 (the "Qualified Offering"): Dominion hereby agrees to convert the entire principal amount of the Note, including all accrued and unpaid interest through the date of conversion, into shares of Common Stock of Diasense at a conversion price of $.04 per share (the "Conversion Shares"), in full satisfaction of any and all obligations of Diasense under the Note.

          The conversion of the Note as provided herein shall be deemed to occur automatically upon Diasense's completion of the Qualified Offering. Diasense shall provide Dominion notice of the completion of the Qualified Offering and within 10 days of such notice Dominion shall surrender the Note in exchange for the issuance of the Conversion Shares, which shall be validly issued, fully paid and non assessable shares of Common Stock of Diasense.

     2. Dominion represents, acknowledges and agrees that its representatives have had an opportunity to review any financial statements and data related to Diasense's operations and have had an opportunity to ask questions of, and receive answers from, Diasense or from any person acting on its behalf concerning Diasense's financial and operating condition, and to obtain any information necessary to verify the accuracy of the information provided to such party.

     3. Dominion acknowledges and agrees that the Conversion Shares will be restricted and that Dominion may not sell, assign, pledge, transfer, or otherwise dispose of the Conversion Shares unless such sale, assignment, pledge, transfer, or other disposition is either registered under the Securities Act of 1933, as amended (the "Act"), or is exempt from registration under the Act and any applicable state securities laws.

     4.   As conditions to the obligations of Dominion hereunder:

          (A) Diasense shall as soon as practicable, and at all times thereafter, take all corporate action necessary to amend its Articles of Incorporation to increase the number of shares of authorized Common Stock so that there is a sufficient number of authorized Common Stock available for the issuance of the Conversion Shares in accordance with the terms of this Agreement. Dominion agrees to vote in favor of any such amendment to the Articles of Incorporation.

          (B) Diasense agrees to take all corporate action necessary to appoint Keith Keeling as Chief Executive
     Officer of Diasense as soon as practicable following the execution of this Agreement.

          (C) Diasense agrees to take all corporate action necessary, as soon as practicable in a manner consistent with any required regulatory filings, to (i) appoint Keith Keeling to the Diasense Board of Directors and (ii) appoint two nominees of Dominion to the Diasense Board of Directors. These appointments to the Diasense Board of Directors will be deemed to be effective when all required regulatory filings have been made.

     5. The foregoing is the entire Agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior Agreements between the parties hereto with respect to the matters covered hereby.

     6. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     7. To facilitate execution, this Agreement may be executed in counterparts, and it shall not be necessary that the signatures of all parties appear on each counterpart. All counterparts shall collectively constitute a single Agreement.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day herein above written.

                                   DIASENSE, INC.



                                   By:
                                   /s/  Anthony D. Paterra
                                   Name:Anthony D. Paterra
                                   Title: Chief Executive Officer


                                   DOMINION ASSETS, LLC


                                   By:
                                    /s/ Keith R. Keeling
                                   Name:Keith R. Keeling
                                   Title: Managing Member